Exhibit 15 (b)
Consent of Timothy Wyant, Ph.D.

February 18, 2008
Koninklijke Philips Electronics N.V.
Breitner Center
Amstelplein 2
1096 BC Amsterdam
The Netherlands.
Ladies and Gentlemen:
I hereby consent to the reference to me in note 27 to the consolidated financial statements in the Annual Report on Form 20-F for the year ended December 31, 2007 (the “Form 20-F”) of Koninklijke Philips Electronics N.V. (the “Company”) and to the filing of this consent as an exhibit to the Form 20-F, which is incorporated by reference in the Company’s registration statements on Form S-8 (No. 33-65972, No. 33-80027, No. 333-91287, No. 333-70215, No. 333-91289, No. 333-39204, No. 333-75542, No. 333-87852, No. 333-119375, No. 333-125280, No. 333-104104 and No. 333-140784) and in the registration statements on Form F-3 (No. 333-4582 and 333-90686).

Very truly yours,
/s/ Timothy Wyant Ph.D.
Timothy Wyant, Ph.D.

97